Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Spring Bank Pharmaceuticals, Inc. of our report dated February 12, 2016, except for the reverse stock split described in Note 12, as to which the date is March 8, 2016, and the operating lease described in Note 12, as to which the date is April 26, 2016, relating to our audit of the consolidated financial statements, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ RSM US LLP

Boston, Massachusetts

December 15, 2016